MainStreet Bancshares, Inc. Nasdaq: MNSB & MNSBP Financial Highlights 1st Quarter 2021 A Russell 2000 Company

This presentation contains forward-looking statements, including our expectations with respect to future events that are subject to various risks and uncertainties. The statements contained in this presentation that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: the impact of developments related to the novel coronavirus (COVID-19), economic conditions, competition, inflation and market rates of interest, client relationships and changes in our organization. Factors that could cause actual results to differ materially are described in our Annual Report on Form 10-K for the year ended December 31, 2020, and in other documents subsequently filed will the Securities and Exchange Commission, available at www.sec.gov and www.mstreetbank.com. We caution readers that the list of factors is not exclusive. The forward-looking statements are made as of the date of this presentation, and we may not undertake steps to update the forward-looking statements to reflect the impact of any circumstances or events that arise after the date the forward-looking statements are made. In addition, our past results of operations are not necessarily indicative of future performance. Unless otherwise indicated or the context otherwise requires, all references in this presentation to “we,” “our,” “us,” and “the Company” refer to MainStreet Bancshares, Inc., and its consolidated subsidiaries, after giving effect to the reorganization transaction that was completed in July 2016, pursuant to which MainStreet Bank (the “Bank”) reorganized into a holding company structure, with each outstanding share of Bank common stock being automatically converted into and exchanged for one share of the Company’s common stock. For all periods prior to the completion of such reorganization transaction, these terms refer to the Bank and its consolidated subsidiaries, and all historical financial information included in this presentation prior to the completion of the reorganization reflect that of the Bank. The accounting and reporting policies of the Company conform to U.S. GAAP and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Company’s performance. Management believes that the use of non-GAAP measures provide meaningful information about operating performance by enhancing comparability with other financial periods and other financial institutions. The non-GAAP measures used by management enhance comparability by excluding the effects of items that do not reflect ongoing operating performance, including non-recurring gains or charges, that, in management’s opinion, can distort period-to-period comparisons. These non-GAAP financial measures should not be considered an alternative to U.S. GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. Where applicable, reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable U.S. GAAP financial measures is presented in the Appendix. Disclaimers

About MainStreet Bank As-Of March 31, 2021 (S&P Global Market Intelligence)

4 The Washington D.C. metro area, and the Company’s primary footprint in Northern Virginia in particular, are among the most demographically appealing areas in the entire country, bringing people and companies to the region at a very significant rate. This also makes for a dynamic banking market that has attracted many new players, both by acquisition and expansion, but still presents substantial competitive opportunities for a focused, strategically managed community bank. MainStreet Bank Market Sources: S&P Global Market Intelligence, D.C. Chamber of Commerce, Loudoun County Department of Economic Development

Quarterly Income Comparison1 2021 Q1 Income Interest Income: $16.3 Million Non-Interest Income: $ 1.4 Million Net Income: $ 5.5 Million One time reversal of $2.3M allowance results in Q4’20 bump in net income above pre-tax, pre-provision income. Pre-tax, pre-provision income demonstrates the ability to generate capital for future credit exposure. Pre-Tax, Pre-Provision Income is a Non-GAAP measure.

Non-Interest Income Q1 2021 Non-Interest Income ($000) “Other Non-Interest Income” includes $286K in mortgage origination fees. 2015 to 2020 Compound Annual Growth Rate. CAGR: 42.7%1

Strong Growth Story CAGR: 24% Lifetime1 2021 is Q1 only. Total Assets ($MM)

Strong Loan Growth Loan Portfolio Composition as of 3/31/21 Gross Loan Growth ($MM) CAGR: 26.5%1 Total Loans: $1.3B 2015 to 2020 Compound Annual Growth Rate.

Strong Deposit Growth Deposit Composition as of 3/31/21 Noninterest-Bearing Deposits ($000) Total Deposits: $1.5B Noninterest Bearing Deposits increased 33% QoQ and account for 32% of all Deposits CAGR: 40.2%1 2015 to 2020 Compound Annual Growth Rate.

Cost of Deposits & Core Deposits 20Q2 to 21Q1 drop attributable to low interest rates and repricing of maturity deposits. Month-end data annualized on a 365-day basis. Cost of Interest-Bearing Deposits1 & Core Deposits / Total Deposits (%)

Net Interest Margin (NIM) Calculation Net Interest Margin Shows Signs of Stabilizing Stable Interest Income. Decreasing Interest Expense. 3-Consecutive quarters of NIM growth since low of 3.04% in 2020Q2. NII / Avg Earning Assets & NIE / Avg Earning Assets 3.41% NIM

Profitability1 2021 is Q1 annualized. Non-GAAP measure. EPS is 2021 Q1 LTM

Operating Efficiency, Margin Trends, and Capital1 2021 is Q1 annualized. Noninterest income excluding nonrecurring revenue/total revenue excluding nonrecurring revenue. Non-GAAP measure.

Credit Quality and Loss Provisioning Excludes PPP Loans

Start of Pandemic Hospitality Sector is on the Upswing Occupancy is at its highest point since before the pandemic. The bank currently has 15 customers in the Hospitality sector, totaling $126M in loans. The occupancy chart is representative of the Bank’s current hotel customers.

MainStreet Bancshares, Inc. External Analytics “MNSB beat our EPS estimate by $0.17 per share or 35% due to better Spread (+$0.11 / sh vs our estimates) and lower Expenses (+0.07 / sh impact), partially offset by lower Fee income. Pre-Tax Pre-Provision Earnings were $7.1M, up 4.2% L-Q and up 55% year-over-year, beating our 1Q estimate of $5.8M.” “Net Interest Income rose 3.2% to $13.5M as the Net Interest Margin grew 8bps to 3.41%. Average Loans grew 0.6%, Deposits expanded 4.3%.” - Christopher Marinac, Janney Montgomery Scott S&P Global Market Intelligence estimates “Buy” for MNSB, with a Fair Value of $21.75: Janney Montgomery Scott reporting released on April 21, 2021.

Weekly share price has had steady rise since beginning of November (during which the buyback occurred). 58% growth in share price since end of September. ~835K Shares purchased between Oct. 26 and Nov. 23. Share Buyback Period Stock Price Since Share Buyback

Stock Price & Index Comparison Percent change from January 1, 2021. MNSB is up 25.60% since Jan 1, 2021. Russell 2000 is up 9.31% since Jan 1, 2021. Pricing data from Yahoo Finance (^RCMP & ^RUT) and S&P Global Market Intelligence (MNSB).

Summary of Financial Information

Summary of Financial Information Cont.

MainStreet Bancshares, Inc. Financial Highlights 1st Quarter 2021